Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2018, by and among INSTALLED BUILDING PRODUCTS, INC., a Delaware corporation (“Borrower”), the Lenders (as defined below) party hereto, and SUNTRUST BANK, as the administrative agent for itself and on behalf of the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Borrower, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), and the Administrative Agent have executed and delivered that certain Credit Agreement dated as of April 13, 2017, as amended by that certain First Amendment to Credit Agreement dated as of October 26, 2017, and as further amended by that certain Second Amendment to Credit Agreement dated as of December 26, 2017 (collectively, as the same may be further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders party hereto have agreed to such amendments, in each case subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, each of the parties hereto hereby covenants and agrees as follows:

SECTION 1. Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2. Amendments to Credit Agreement.

(a) Amendments to Section 1.1.

(i) Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetical order:

“Eligible Progress Billings” means a Receivable created by a Loan Party relating to any progress billing, that satisfies each of the criteria contained in the definition of Eligible Accounts other than clauses (l) and (n) of such definition; provided, that such Account is not unpaid more than sixty (60) days after the date of the original invoice date of such Account.

“Third Amendment Effective Date” shall mean June 19, 2018.

(ii) The following definitions in Section 1.1 of the Credit Agreement are hereby amended so that they read, in their entirety, as follows:

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment of such Lender plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Third Amendment Effective Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Maturity Date” shall mean the earliest to occur of (a) June 19, 2023, and (b) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Third Amendment Effective Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower as of such date, in accordance with their respective Revolving Commitment Ratios. As of the Third Amendment Effective Date, the Revolving Loan Commitment is $150,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

(iii) Clause (t) of the definition of “Eligible Accounts” in Section 1.1 of the Credit Agreement is hereby amended, in its entirety, as follows:

(t) Accounts which consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon the applicable Credit Party’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices; provided that Eligible Retainage Accounts and Eligible Progress Billings shall not be classified as ineligible under this clause (t) to the extent that the aggregate amount of all such Accounts would not increase the aggregate amount of the Regular Borrowing Base by more than 5.0% before giving effect to inclusion of such Eligible Retainage Accounts and Eligible Progress Billings.

(b) Amendment to Section 2.1. Section 2.1(f)(i) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(i) Borrower shall have the right, but not the obligation, after the Third Amendment Effective Date, upon notice to the Administrative Agent (a “Commitment Increase Notice”), to request an increase in the aggregate commitments under the Initial Revolving Facility (which may, at the election of Borrower, include a proportionate increase to Letter of Credit Commitment and, with the consent of the Swing Line Lender, include a proportionate increase to Swing Line Commitment) (each, a “Revolving Commitment Increase”, and the loans thereunder, “Incremental Revolving Loans;” the facility in connection therewith a “Incremental Revolving Facility”) (with Administrative Agent’s consent thereto not to be unreasonably withheld or delayed) by an aggregate amount of up to $50,000,000; provided that (A) no commitment of any Lender may be increased without the consent of such Lender, (B) no Event of Default then exists or would result immediately after giving effect thereto, (C) the Incremental Revolving Loans (1) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Revolving Commitment Increase and (2) shall be on terms and pursuant to the documentation applicable to the existing Commitments or otherwise acceptable to the Administrative Agent (it being understood that terms not substantially identical to the Revolving Facility which are applicable only after the then-existing Maturity Date are acceptable), and (D) the Revolving Commitment Increase shall be requested in minimum amounts of $10,000,000 or a higher multiple of $1,000,000. The proceeds of each Revolving Commitment Increase may be used for any transaction permitted under this Agreement. Any Revolving Commitment Increase shall be denominated in U.S. Dollars. Each Commitment Increase Notice shall set forth (i) the amount of the Revolving Commitment Increase being requested and (ii) the date on which such Revolving Commitment Increase is requested to become effective.

(c) Amendment to Schedule 1.1(a). Schedule 1.1(a) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1(a) attached hereto and made a part hereof.

SECTION 3. Conditions Precedent. This Agreement shall become effective only upon satisfaction or waiver of the following conditions precedent except as otherwise agreed between Borrower and the Administrative Agent:

(a) the Administrative Agent’s receipt of this Agreement duly executed by each of (i) Borrower, (ii) the Administrative Agent and (iii) the Lenders.

(b) Any Revolving Loan Notes requested by any Lender duly executed by the Borrower.

(c) an amendment to the ABL/Term Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower, the Administrative Agent, and the Term Loan Facility Administrative Agent.

(d) the Administrative Agent’s receipt of an Amendment Fee Letter duly executed by each of (i) Borrower and (ii) the Administrative Agent.

(e) board resolutions and/or officer’s certificates consistent with those delivered on the Agreement Date under Section 4.1, and a customary written opinion dated as of the Third Amendment Effective Date of Calfee, Halter & Griswold LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(f) A certificate executed by the chief financial officer of the Borrower regarding the solvency and financial condition of the Credit Parties.

(g) A reaffirmation of the Security Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by each Credit Party.

(h) Bring down UCC, Lien, and Intellectual Property searches satisfactory to Administrative Agent that there are not Liens upon the Collateral (other than Liens permitted under Section 7.2).

(i) Payment of all fees and expenses payable to the Administrative Agent in connection with the execution and delivery of this Amendment, including, without limitation, fees and expenses of counsel to the Administrative Agent.

SECTION 4. Miscellaneous Terms.

(a) Loan Document. For avoidance of doubt, Borrower (on behalf of each Loan Party), each Lender party hereto and the Administrative Agent each hereby acknowledges and agrees that this Agreement is a Loan Document.

(b) Effect of Agreement. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Loan Parties.

(c) No Novation or Mutual Departure. Borrower (on behalf of each Loan Party) expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above and (ii) nothing in this Agreement shall affect or limit the Administrative Agent’s or any Lender’s right to demand payment of liabilities owing from any Loan Party to the Administrative Agent or any Lender under, or to demand strict performance of the terms, provisions, and conditions of, the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Loan Documents.

(d) Ratification. Borrower (on behalf of each Loan Party) hereby (i) restates, ratifies, and reaffirms all of its obligations and covenants set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

(e) No Default. To induce Lenders to enter into this Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of Borrower or any other Loan Party or arising out of or with respect to any of the Loans or other obligations of Borrower or any other Loan Party owed to Lenders under the Credit Agreement or any other Loan Document.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

(g) Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(h) Recitals Incorporated Herein. The preamble and the recitals to this Agreement are hereby incorporated herein by this reference.

(i) Section References. Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(j) Further Assurances. Borrower (on behalf of each Loan Party) agrees to take, at the Loan Parties’ expense, such further actions as the Administrative Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(k) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(l) Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

INSTALLED BUILDING PRODUCTS, INC., a Delaware corporation

By:	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent, an Issuing Bank, Swing Bank and a Lender

By:	/s/ Michael Dembski
Name:	Michael Dembski
Title:	Director

LENDERS:

KEYBANK NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Linda Skinner
Name:	Linda Skinner
Title:	VP

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven C. Gonzalez
Name:	Steven C. Gonzalez
Title:	Vice President

REGIONS BANK, as a Lender

By:	/s/ Michael Kempel
Name:	Michael Kempel
Title:	Managing Director

Schedule 1.1(a)

Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio	Aggregate Commitment Ratio
SunTrust Bank	$45,000,000	30%	30%
KeyBank National Association	$45,000,000	30%	30%
U.S. Bank National Association	$30,000,000	20%	20%
Regions Bank	$30,000,000	20%	20%

Totals	$150,000,000	100%	100%